EXHIBIT 1

AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of February 19, 2014, is made by and among Tredegar Corporation, a Virginia corporation (the “Company”), and John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr. (collectively, the “Gottwald Group”).

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions; Representations and Warranties

Section 1.1.  Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)           “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as in effect from time to time or any successor provision.

(b)           “Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company, as amended by the Articles of Amendment effective May 22, 2013.

(c)           “Beneficial ownership,” “beneficial owner” and “beneficially own” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act.

(d)           “Board of Directors” shall mean the Board of Directors of the Company.

(e)           “Bylaws” shall mean the Company’s Amended and Restated Bylaws, effective as of December 23, 2013.

(f)           “Common Stock” shall mean the Common Stock, without par value, of the Company.

(g)           “Deadline” shall mean the deadline for providing advance notice to the Company under Article I, Section 10, and Article II, Section 5 of the Company’s Bylaws with respect to the 2015 annual meeting of shareholders.

(h)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)           “Group” shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act.

(j)           “Gottwald Group Ownership Percentage” shall mean, at any time, the percentage of the issued and outstanding shares of Common Stock that is beneficially owned in the aggregate by the Gottwald Group and its Affiliates.  As of the date of this Agreement, the Gottwald Group Ownership Percentage is 22.8%.

(k)           “Gottwald Group Securities” shall mean collectively, at any date, the shares of Common Stock beneficially owned by the Gottwald Group and its Affiliates as of such date.

(l)           “Permitted Amount” shall mean the sum of the number of issued and outstanding shares of Common Stock that is beneficially owned in the aggregate by the Gottwald Group and its Affiliates (i) as of the date of this Agreement, plus (ii) that are acquired after the date of this Agreement up to one percent (1%) or more of the

Common Stock then outstanding, plus (iii) that are received by John D. Gottwald or William M. Gottwald after the date of this Agreement, whether in the form of options, restricted stock or other equity-linked securities, as compensation for their service as an officer or director of the Company; provided, however, that the Gottwald Group and its Affiliates will not be deemed to have exceeded the Permitted Amount solely because (x) of a reduction in the aggregate number of shares of Common Stock outstanding since the last date on which the Gottwald Group or its Affiliates acquired beneficial ownership of any shares of Common Stock or (y) such beneficial ownership was acquired in the good faith belief that such acquisition would not cause such beneficial ownership to exceed the Permitted Amount and the Gottwald Group and its Affiliates relied in good faith in computing the percentage of its beneficial ownership on the most recent reports or documents of the Company publicly filed with the SEC.

(m)           “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act and shall include, without limitation, corporations, partnerships, limited liability companies and trusts.

(n)            “SEC” or “Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.

(o)           “Shareholder Rights Plan” means the Second Amended and Restated Rights Agreement, dated as of November 18, 2013, between the Company and Computershare Trust Company, N.A.

Section 1.2.  Representations and Warranties of the Gottwald Group.  Each member of the Gottwald Group, jointly and severally, represents and warrants to the Company as follows:

(a)           Except for the Gottwald Group Securities disclosed in the Schedule 13D (Amendment No. 10) filed with the SEC on December 2, 2013, neither the Gottwald Group nor any of its Affiliates beneficially owns any Common Stock or any options, warrants or rights of any nature (including conversion and exchange rights) to acquire beneficial ownership of any Common Stock.

(b)           Except for this Agreement, neither the Gottwald Group nor any of its Affiliates has an agreement, arrangement or understanding with any Person with respect to the nomination or election of directors by the shareholders of the Company.

Section 1.3.  Representations and Warranties of the Company.  The Company hereby represents and warrants to the Gottwald Group as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has full legal right, power and authority to enter into and perform this Agreement, the execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on behalf of the Company and the Company’s obligations under this Agreement constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           The Company represents and warrants that, since January 1, 2014 through the date hereof, other than as publicly disclosed and other than an amendment to the Bylaws to increase the number of directors to twelve (12) pursuant to Section 2.1(a) of this Agreement, no amendments or modifications have been made to the Company’s Articles of Incorporation or Bylaws.

ARTICLE II

Corporate Governance

Section 2.1.  Board Composition.

(a)           On or before February 27, 2014, the Company will (i) take such action as may be necessary to amend Article II, Section 2 of the Bylaws to increase the size of the Board of Directors from ten (10) to twelve (12) directors and (ii) appoint Kenneth R. Newsome, Gregory A. Pratt and Carl E. Tack III as directors of the Company to serve until the 2014 annual meeting of shareholders.

(b)           The Company will nominate and recommend each of George A. Newbill, Kenneth R. Newsome, Gregory A. Pratt and Carl E. Tack III for election at the Company’s 2014 annual meeting of shareholders as Class I directors of the Company to serve three year terms expiring at the 2017 annual meeting of shareholders; provided that, if any such director is not elected by a majority vote of the shareholders as required by the Company’s Articles of Incorporation, the Company shall have no further obligation to appoint, nominate or recommend such director under this Agreement.

(c)           The Company acknowledges that Austin Brockenbrough, III, a director of the Company, has expressed his intent to retire at the end of his current term which expires at the 2014 annual meeting of shareholders and agrees that the Company will not nominate or recommend Mr. Brockenbrough for election as a director of the Company at the 2014 annual meeting of shareholders.  The parties agree that, immediately following the 2014 annual meeting of shareholders, the Bylaws shall be amended to reduce the size of the Board of Directors from twelve (12) directors to eleven (11) directors.

(d)           The Company will nominate and recommend R. Gregory Williams for election at the Company’s 2014 annual meeting of shareholders as a Class II director of the Company to serve a one year term expiring at the 2015 annual meeting of shareholders; provided that, if Mr. Williams is not elected by a majority vote of the shareholders as required by the Company’s Articles of Incorporation, the Company shall have no further obligation to appoint, nominate or recommend such director under this Agreement.  The parties agree that, immediately following the 2015 annual meeting of shareholders, the Bylaws shall be amended to reduce the size of the Board of Directors from eleven (11) directors to ten (10) directors.

(e)           The Gottwald Group agrees to vote for the election of all of the candidates set forth in Sections 2.1(b) and 2.1(d) above at the 2014 annual meeting of shareholders.

(f)           As a condition to each appointment to the Board of Directors and nomination for election as a director of the Company at the 2014 annual meeting of shareholders, each nominee (i) must provide to the Company such information as is required to be disclosed in proxy statements under applicable law or is otherwise necessary for inclusion on the Board’s slate of nominees, (ii) consents to serve as a director of the Company if elected and (iii) agrees to be bound by all policies, codes and guidelines applicable to the Company’s directors.

(g)           Should Mr. Pratt and/or Mr. Tack be unable to serve as a director of the Company at any time during the term of this Agreement, the Gottwald Group shall be entitled to name a substitute nominee, who, provided such director is independent under NYSE listing standards and reasonably acceptable to the Nominating and Governance Committee, shall be nominated, in the case of an annual meeting, or appointed, in the case of a mid-term vacancy, by the Board of Directors; provided that, if such nominee is not elected by a majority vote of the shareholders as required by the Company’s Articles of Incorporation, the Company shall have no further obligation to appoint, nominate or recommend such director under this Agreement.

Section 2.2.  Board Continuity.  Each party agrees that, during the term of this Agreement, it will not take or recommend to the Company’s shareholders any action that would cause the Board of Directors to consist of any number of directors other than as, and for the time periods, set forth in Sections 2.1(a), (c) and (d) above; provided, however, that the Company may increase the number of directors on the Board of Directors (i) in connection with the consummation of business combination transactions wherein the Company has agreed to increase the size of the Board of Directors or (ii) with the consent of John D. Gottwald and William M. Gottwald; and provided further that, subject to Section 2.1(g) above, the Company may reduce the number of directors on the Board of Directors in the event of the death, retirement, resignation or removal of any director in accordance with the Company’s Articles of Incorporation and Bylaws. The Company agrees that the Nominating and Governance Committee will confirm to the Gottwald Group no later than 45 days prior to the Deadline the slate of directors to be nominated by the Board of Directors for election at the 2015 annual meeting of shareholders.

Section 2.3.  Board Committees.

(a)           During the term of this Agreement, the Board of Directors shall have four standing committees: (i) the Audit Committee, (ii) the Executive Compensation Committee, (iii) the Nominating and Governance Committee and (iv) the Strategic Finance Committee.  On or before February 27, 2014, the Company will dissolve the existing Executive Committee, Investment Policy and Related Person Transactions Committee and the Special Committee of the Board of Directors.

(b)           The parties agree that the Strategic Finance Committee will actively review the strategy, projections, business prospects and performance of the Company, including identifying the opportunities and risks that the Company faces and examining alternatives for enhancing shareholder value. The Strategic Finance Committee shall engage a consultant selected by the Committee to assist the Committee with its mandate, the scope, process, cost and timing of the work to be performed by such consultant to be determined by the Committee. The Committee shall be authorized to engage such other consultants and advisers to assist the Committee as it may deem necessary or appropriate. All members of the Board of Directors shall be given notice of, and invited to attend, all meetings of the Strategic Finance Committee.

(c)           On or before February 27, 2014, the Company will reconstitute the membership of the four standing committees of the Board of Directors as follows:

            (i)           Audit Committee. The members of the Audit Committee shall be Donald T. Cowles (Chairman), Austin Brockenbrough, III, George C. Freeman, III, R. Gregory Williams, Kenneth R. Newsome and Gregory A. Pratt;

            (ii)          Executive Compensation Committee. The members of the Executive Compensation Committee shall be George A. Newbill (Chairman), Donald T. Cowles, William M. Gottwald, Thomas G. Snead, Jr., Kenneth R. Newsome and Carl E. Tack III;

            (iii)         Nominating and Governance Committee. The members of the Nominating and Governance Committee shall be Austin Brockenbrough, III (Chairman), Gregory A. Pratt, George C. Freeman, III, John D. Gottwald and Thomas G. Snead, Jr.; and

            (iv)         Strategic Finance Committee. The members of the Strategic Finance Committee shall be George C. Freeman, III (Chairman), R. Gregory Williams, Gregory A. Pratt and Carl E. Tack III.

(d)           The parties agree that, immediately following the 2014 annual meeting of shareholders, Gregory A. Pratt shall be elected Chairman of the Nominating and Governance Committee to serve in such position for the remaining term of this Agreement and the number of directors serving on the Nominating and Governance Committee shall be reduced to four members, which number shall remain unchanged for the remaining term of this Agreement.  The parties also agree that, during the term of this Agreement, (i) John D. Gottwald shall serve as a member of the Nominating and Governance Committee, and (ii) with respect to the Strategic Finance Committee, the size of the Committee shall consist of four members, George C. Freeman, III shall serve as Chairman of the Committee, Gregory A. Pratt and Carl E. Tack III shall serve as members of such Committee, and neither John D. Gottwald nor Thomas G. Snead, Jr. shall serve on such Committee, provided that Messrs. Gottwald and Snead shall be given notice of, and invited to attend, all meetings of the Committee as provided in Section 2.3(b) above.

(e)           Subject to Sections 2.3 (c) and (d) above, the parties acknowledge and agree that the Board of Directors may establish and appoint members to, and designate the chairmen of, such committees as it deems necessary or appropriate to effectively carry out the functions and duties of the Board of Directors in accordance with applicable law and NYSE listing standards.

(f)           During the term of this Agreement, the Company agrees that it will not take or recommend to its shareholders any action that would result in any amendment to the Company’s Bylaws or corporate governance guidelines, or the charter of any committee of the Board of Directors, in effect on the date hereof that would impose any qualifications on the eligibility of directors of the Company to serve on the Board of Directors or any committee of the Board of Directors, except as may be required by applicable NYSE listing standards, the rules and regulations under the Internal Revenue Code of 1986, as amended, relating to the qualification of employee stock benefit plans and the deductibility of compensation paid to executive officers and the rules and regulations under Section 16(b) of the Exchange Act, including Rule 16b-3 thereunder or any successor rule.

Section 2.4.  Shareholder Rights Plan. The Company agrees that it will take all action necessary to terminate the Shareholder Rights Plan, and redeem or otherwise terminate the rights thereunder, no later than February 27, 2014 (or as soon as practicable thereafter to comply with any notice or other procedural requirements that may be applicable thereto).

Section 2.5.  Other Governance Matters; Board Chairman.  The Nominating and Governance Committee of the Board of Directors will undertake a review of best practices in corporate governance and succession planning and report its findings and recommendations to the Board of Directors. The Board of Directors will continue to appoint R. Gregory Williams to serve as Chairman of the Board during the term of this Agreement and Mr. Williams has indicated his consent to serve as Chairman of the Board.

ARTICLE III

Standstill Restrictions; Voting Matters; Confidential Information

Section 3.1.  Standstill Restrictions.

(a)           During the period commencing on the date of this Agreement and terminating on the earlier of (i) the first day after the Deadline and (ii) the failure of the Nominating and Governance Committee to confirm by the date specified in the last sentence of Section 2.2 that William M. Gottwald will be on the slate of directors nominated by the Board of Directors for election at the 2015 annual meeting of shareholders, the Gottwald Group covenants and agrees that it shall not, and shall not permit any of its Affiliates to, either individually or as part of a Group, directly or indirectly:

            (i)           acquire or obtain any economic interest in, any right to direct the voting or disposition of or any other right with respect to, the Common Stock of the Company (directly or by means of any Derivative Securities) (except (x) to the extent issued by the Company in respect of its shares of capital stock to all existing shareholders and (y) the acquisition by the Gottwald Group, in compliance with applicable securities laws, of additional shares of (or economic interest in) Common Stock following the date hereof, provided that at no time shall the Gottwald Group or any of its Affiliates collectively beneficially own (or have an economic interest) in excess of the Permitted Amount)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise. For the purposes of this Agreement, the term “Derivative Securities” means, with respect to any Person, any rights, options, warrants or other securities convertible into or exchangeable for the Common Stock of the Company, or any obligations measured by the price or value of the Common Stock of the Company, including without limitation any swaps or other derivative arrangements;

            (ii)           make, or in any way participate in, any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consent to any action (whether or not related to the election or removal of directors) with respect to any voting securities of the Company or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of shareholders of the Company for the approval of any shareholder proposals with respect to the Company, or the solicitation, advisement or influence of any Person with respect to the voting of any voting securities of the Company;

            (iii)          form, participate in or join any Person or Group (other than the Gottwald Group) with respect to any Common Stock, or otherwise act in concert with any Person for the purpose of (x) acquiring beneficial ownership of any Common Stock or (y) holding or disposing of Common Stock for any purpose prohibited by this Section 3.1(a);

            (iv)          except as specifically provided in Section 3.2 below, deposit any Common Stock or other voting securities of the Company in a voting trust or subject shares of Common Stock or other voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such shares or securities, including, without limitation, lend any securities of the Company to any Person for the purpose of allowing such Person to vote such securities in connection with any vote or consent of shareholders of the Company;

            (v)           initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate, propose or otherwise solicit any such shareholder proposal;

            (vi)          except as specifically provided in Article II of this Agreement, seek election to or seek to place a representative on the Board of Directors, or seek the removal of any member of the Board of Directors;

            (vii)         (A) call or seek to call any meeting of shareholders of the Company, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders of the Company;  (B) seek to have the shareholders of the Company authorize or take corporate action by written consent without a meeting, solicit any consents from shareholders of the Company or grant any consent or proxy for a consent to any third party seeking to have the shareholders of the Company authorize or take corporate action by written consent without a meeting; (C) conduct a referendum of shareholders of the Company; or  (D) make a request for a shareholder list or other similar Company books and records;

            (viii)        publicly propose, or make any public announcement or statement with respect to, or provide any confidential information relating to the Company or its business to any other Person with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or other extraordinary transaction involving the Company or any of its securities or assets (a “Transaction”); provided, however, that this provision shall not apply if, but only if, all of the following occur: (i) any Person  or Group commences, or announces an intention to commence,  a tender or exchange offer that, if consummated, would make such Person or Group (or any of its Affiliates) the beneficial owner of 30% or more of the Common Stock or such Person or Group (or any of its Affiliates) otherwise publicly proposes to acquire the Company, in each case without the recommendation or approval of the Board of Directors and without the encouragement or solicitation of the Gottwald Group (an “Unsolicited Proposal”) and (ii) the Gottwald Group provides written notice to the Board of Directors that it intends to respond to such Unsolicited Proposal with its own proposal for a Transaction (the “Gottwald Proposal”) and (iii) the Board of Directors has not approved or recommended, and is not actively considering the approval or recommendation of, another Transaction at the time such written notice is received by the Board of Directors and (iv) no confidential information relating to the Company or its business is provided to any other Person (other than investment bankers and legal advisers that have been engaged by the Gottwald Group specifically for the purpose of assisting the Gottwald Group with any Gottwald Proposal).

            (ix)          make, or cause to be made, by press release or similar public statement to the press or media, or in an SEC filing, any statement or announcement that disparages the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past (and the Company agrees that it shall not, and it shall use its reasonable best efforts to cause the directors and officers of the Company to not, make any disparaging public statement or announcement regarding any member of the Gottwald Group);

            (x)           institute, instigate, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers, including derivative actions, other than to enforce the provisions of this Agreement (and the Company agrees that it shall not, and it shall use its reasonable best efforts to cause the directors and officers of the Company to not, institute, instigate, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving any member of the Gottwald Group, including derivative actions, other than to enforce the provisions of this Agreement);

            (xi)          demand, request or propose to amend, waive or terminate the provisions of this Section 3.1(a) or take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 3.1; or

            (xii)         publicly disclose any intention, plan or arrangement inconsistent with the foregoing.

(b)           Nothing contained in this Article III shall be deemed to restrict the manner in which John D. Gottwald and William M. Gottwald may participate in deliberations or discussions of the Board of Directors or individual consultations with any member of the Board of Directors or officers of the Company, so long as such actions do not otherwise violate any provision of Section 3.1(a) above.

Section 3.2.  Voting Matters.  During the term of this Agreement, the Gottwald Group agrees to take the following actions in connection with meetings of the Company’s shareholders; provided, however, that if William M. Gottwald is not nominated by the Board of Directors for election as a director of the Company at the 2015 annual meeting of shareholders, the obligations of the Gottwald Group pursuant to this Section 3.2 shall not apply to such annual meeting of shareholders, or any adjournment or postponement thereof:

(a)           The Gottwald Group will take all such action as may be required so that the Common Stock beneficially owned and entitled to be voted by the Gottwald Group and its Affiliates is voted or is caused to be voted (in person or by proxy) with respect to director nominees recommended by the Board of Directors, in accordance with the recommendation of the Board of Directors or a nominating or similar committee of the Board of Directors;

(b)           The Gottwald Group and its Affiliates who beneficially own any of the Common Stock shall be present, in person or by proxy, at all duly held meetings of shareholders of the Company so that the Common Stock held by the Gottwald Group and its Affiliates may be counted for the purposes of determining the presence of a quorum at such meetings.

Section 3.3  Confidential Information. The Company agrees that if Floyd D. Gottwald, Jr. executes and delivers an agreement with customary terms reasonably acceptable to the Company whereby he agrees to hold such information confidential and to comply with the Company’s insider trading policies with respect to directors, then during the term of such agreement John D. Gottwald and William M. Gottwald may discuss confidential information concerning the Company with their father, Floyd D. Gottwald, Jr.

ARTICLE IV

Certain Transfers of Common Stock

During the term of this Agreement, the Gottwald Group agrees that, in connection with any sale of Gottwald Group Securities representing more than ten percent (10%) of the outstanding Common Stock to any Person or Group in a private transaction not through an exchange or public trading market, it will (i) obtain from the purchaser(s) a written agreement expressly assuming all of the obligations of, and agreeing to be bound by, Section 3.1(a) of this Agreement and (ii) promptly provide the Company with a signed copy of such written agreement.

ARTICLE V

Further Assurances

Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its respective obligations under this Agreement.  If reasonably requested by the Company at any time during the term of this Agreement, the Gottwald Group agrees to confirm in writing to the Company the number of Gottwald Group Securities as of the latest practicable date.

ARTICLE VI

Termination

Section 6.1.  Termination. Except as expressly provided in Sections 3.1(a), 3.2(a) and 6.2 of this Agreement, and unless earlier terminated by written agreement of the parties, this Agreement shall terminate at 11:59 p.m. (Eastern Time) on the date that the Company holds its 2015 annual meeting of shareholders, provided that, if the 2015 annual meeting is adjourned or postponed to a later date, this Agreement shall terminate at 11:59 p.m. (Eastern Time) on the date that the business brought before the 2015 annual meeting is concluded and the meeting is finally and duly adjourned by the chairman of the meeting.  Any termination of this Agreement as provided herein shall be without prejudice to the rights of any party arising out of the breach by any other party of any provisions of this Agreement that occurred prior to the termination.  The provisions of Sections 3.1 and 3.2 of this Agreement shall terminate in the event a court, as provided in Section 7.10 hereof, shall determine that the Company is in material breach of its obligations hereunder. The provisions of Article II of this Agreement shall terminate in the event a court, as provided in Section 7.10 hereof, shall determine that the Gottwald Group, or any member of the Gottwald Group, is in material breach of its obligations hereunder.

Section 6.2.  Certain Changes to Gottwald Group. If Floyd D. Gottwald, Jr. and/or the Gottwald Group files a Schedule 13D that reflects that Floyd D. Gottwald, Jr. should no longer be considered a “Group” with John D. Gottwald or William M. Gottwald, he will from that time forward no longer be a member of the Gottwald Group for purposes of this Agreement and this Agreement shall terminate in its entirety with respect to him; provided, however, that if Floyd D. Gottwald, Jr. and/or the Gottwald Group subsequently files a Schedule 13D that reflects that Floyd D. Gottwald, Jr. is again considered a “Group” with John D. Gottwald or William M. Gottwald, he will from that time forward be a member of the Gottwald Group for purposes of this Agreement and this Agreement shall apply in its entirety with respect to him.

ARTICLE VII

Miscellaneous

Section 7.1.  Public Announcements.  The Company shall announce this Agreement and the material terms hereof by means of an agreed upon press release (the “Press Release”). Neither the Company nor the Gottwald Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party which will not be unreasonably withheld or delayed.  The Gottwald Group shall have a reasonable opportunity to review in advance and comment on the Form 8-K and related materials to be filed by the Company with respect to this Agreement and the Company shall take reasonable efforts to incorporate such comments into the Form 8-K and applicable materials.

The Gottwald Group shall promptly file an amendment to its Schedule 13D with respect to this Agreement. The Gottwald Group shall provide the Company and its counsel with a copy of such amendment to its Schedule 13D and related materials within a reasonable period in advance of filing such amendment with the SEC in order to provide the Company with a reasonable opportunity to review and comment on the Schedule 13D amendment and related materials. The Gottwald Group shall take reasonable efforts to incorporate such comments into the Schedule 13D amendment and applicable materials.

Section 7.2.  Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecopy or similar teletransmission), addressed as follows:

If to the Company:	Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225
Telecopier: (804) 330-1010
Attention: A. Brent King, Esquire

With a copy to:	Williams Mullen
200 South 10th Street
Richmond, Virginia 23219
Telecopier: (804) 420-6507
Attention: R. Brian Ball, Esquire

If to the Gottwald Group:	John D. Gottwald
William M. Gottwald
Floyd D. Gottwald, Jr.
c/o Westham Partners
9030 Stoney Point Parkway, Suite 170
Richmond, Virginia 23235
Telecopier: (804) 323-1849
Attention: John D. Gottwald

With a copy to:	Sullivan & Cromwell LLP
1700 New York Avenue NW
Suite 700
Washington, D.C. 20006
Telecopier: (212) 558-3588
Attention: Janet Geldzahler, Esquire

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a telecopy, by receipt of a transmission confirmation form or the addressee’s confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three (3) business days after being sent, if sent by registered or certified mail, with first-class postage prepaid.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 7.3.  Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the parties hereto.

Section 7.4.  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise; provided that no party may assign this Agreement without the other parties’ prior written consent.

Section 7.5.  Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  There are no covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

Section 7.6.  Specific Performance.  The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

Section 7.7.  Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 7.8.  No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.9.  No Third Party Beneficiaries.  This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

Section 7.10.  Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, hereby (i) irrevocably submits, and agrees to cause each of its Affiliates to submit, to the jurisdiction of the federal courts located in the City of Richmond, Virginia, and in the event that such federal courts shall not have subject matter jurisdiction over the relevant proceeding, then of the state courts located in the City of Richmond, Virginia, for the purpose of any action arising out of or based upon this Agreement or relating to the subject matter hereof or the transactions contemplated hereby, (ii) waives, and agrees to cause each of its Affiliates to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Affiliates to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Each party hereby consents to service of process in any such proceeding in any manner permitted by Virginia law, as the case may be, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 above is reasonably calculated to give actual notice.  Notwithstanding anything contained in this Section 7.10 to the contrary with respect to the parties’ forum selection, if an action is filed against a party to this Agreement, including its Affiliates, by a Person who or which is not a party to this Agreement, an Affiliate of a party to this Agreement, or an assignee thereof (a “Third Party Action”), in a forum other than the federal district court or a state court located in the City of Richmond, Virginia, and such Third Party Action is based upon, arises from, or implicates rights, obligations or liabilities existing under this Agreement or acts or omissions pursuant to this Agreement, then the party to this Agreement, including its Affiliates, joined as a defendant in such Third Party Action shall have the right to file cross-claims or third-party claims in the Third Party Action against the other party to this Agreement, including its Affiliates, and even if not a defendant therein, to intervene in such Third Party Action with or without also filing cross-claims or third-party claims against the other party to this Agreement, including its Affiliates.

Section 7.11.  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction.

Section 7.12.  Name, Captions.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

Section 7.13.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

Section 7.14.  Expenses.  Except as expressly provided in this Section 7.14, each of the parties hereto shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements reasonably incurred from the other party or parties to such dispute.

The Company agrees that, upon receipt of proper invoices in reasonable detail, it will promptly pay to John D. Gottwald, on behalf of the Gottwald Group, a single lump sum for out of pocket expenses incurred by members of the Gottwald Group for services relating to the matters covered by this Agreement; provided that the aggregate amount of such reimbursements shall not exceed $550,000.

Section 7.15.  Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written.

TREDEGAR CORPORATION

By:	/s/ R. Gregory Williams
R. Gregory Williams
Chairman of the Board of Directors

GOTTWALD GROUP:

/s/ John D. Gottwald
John D. Gottwald

/s/ William M. Gottwald
William M. Gottwald

/s/ Floyd D. Gottwald, Jr.
Floyd D. Gottwald, Jr.